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                                                                    EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                       Three months ended June 30,         Six months ended June 30,
                                                       ---------------------------        ---------------------------
                                                         1996               1995            1996               1995
                                                       --------           --------        --------           --------
                                                          ($ and shares in thousands, except per share amount)
 Net earnings                                          $  8,226              5,076          13,466              9,885
                                                       ========          =========        ========           ========

 Shares:

   Weighted average number of common shares
      outstanding                                        26,280             28,073          26,270             28,256

   Common equivalent shares for dilutive effect of
      assumed exercise of stock options                     324                304             323                332
                                                       --------           --------        --------           --------
                                                         26,604             28,377          26,593             28,588
                                                       ========           ========        ========           ========

 Earnings per share of common stock                    $    .31                .18             .51                .35
                                                       ========           ========        ========           ========